Exhibit 99.2

ANTENNA SOFTWARE, INC. AND SUBSIDIARIES

Independent Auditors’ Report

To the Board of Directors and Stockholders of Antenna Software Inc.

We have audited the accompanying consolidated financial statements of Antenna Software, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of comprehensive loss, stockholders’ deficiency, convertible redeemable preferred stock, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Antenna Software, Inc. and its subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

As discussed in Note 10 to the consolidated financial statements, on October 9, 2013, the Company entered into an agreement and plan of merger with Pegasystems Inc. On October 10, 2013, the Company became a wholly owned subsidiary of Pegasystems Inc.

Boston, Massachusetts

December 24, 2013

Antenna Software, Inc. and Subsidiaries

Consolidated Balance Sheet

As of December 31,
2012
Assets
Current assets:
Cash and cash equivalents	$3,440,968
Accounts receivable, net of allowance for doubtful accounts of $192,405	4,990,814
Prepaid expenses and other current assets	1,177,457

Total current assets	9,609,239

Property and equipment, net	2,376,533
Intangible assets, net	6,715,960
Goodwill	18,519,149
Other assets	729,082

Total assets	$37,949,963

Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficiency
Current liabilities:
Line of credit - bank	$2,150,000
Current maturities of long-term debt	8,183,476
Accounts payable	1,235,555
Accrued expenses and other current liabilities	3,823,714
Deferred revenue, current	9,225,371

Total current liabilities	24,618,116

Deferred revenue, long term	4,768,555
Other liabilities	239,235

Total liabilities	29,625,906

Series A-1 convertible redeemable preferred stock	13,003,147
Series B-1 convertible redeemable preferred stock	13,099,993
Series C-1 convertible redeemable preferred stock	24,373,893
Series D-1 convertible redeemable preferred stock	91,512,803

Total convertible redeemable preferred stock	141,989,836

Commitments and contingencies (Note 6)
Stockholders’ deficiency:

Common stock, $0.001 par value, 41,300,000 shares authorized, 1,940,801 shares issued and outstanding at December 31, 2012	1,941
Accumulated deficit	(133,670,868)
Accumulated other comprehensive income	3,148

Total stockholders’ deficiency	(133,665,779)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficiency	$37,949,963

See the accompanying notes to the consolidated financial statements

Antenna Software, Inc. and Subsidiaries

Consolidated Statement of Comprehensive Loss

Year Ended
December 31, 2012

Revenue:
Service	$32,048,860
License	6,079,962

Total revenue	38,128,822

Cost of revenue:
Service	16,461,567
License	809,895

Total cost of revenue	17,271,462

Gross profit	20,857,360

Operating expenses:
Product development	8,605,180
Selling and marketing	13,116,306
General and administrative	9,127,685
Amortization of intangible assets	1,139,377

Total operating expenses	31,988,548

Operating loss	(11,131,188)

Interest and other income	129,485
Interest and other expense	(1,167,917)

Net loss before benefit from income taxes	(12,169,620)

Benefit from income taxes	(222,115)

Net loss	$(11,947,505)

Antenna Software, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Deficiency

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Value	Capital	Deficit	Income	Deficiency
Balance at January 1, 2012	971,024	$971	$—	$(114,857,862)	$3,148	$(114,853,743)

Proceeds from exercise of common stock options	652,777	653	129,904	—	—	130,557
Stock-based compensation	—	—	546,432	—	—	546,432
Vesting of restricted stock	317,000	317	(317)	—	—	—
Issuance of common stock warrants	—	—	38,106	—	—	38,106
Accretion of convertible redeemable preferred stock	—	—	(714,125)	(6,865,501)	—	(7,579,626)
Net loss	—	—	—	(11,947,505)	—	(11,947,505)

Balance at December 31, 2012	1,940,801	$1,941	$—	$(133,670,868)	$3,148	$(133,665,779)

See the accompanying notes to the consolidated financial statements

Antenna Software, Inc. and Subsidiaries

Consolidated Statements of Convertible Redeemable Preferred Stock

	Convertible Redeemable Preferred Stock
	Series A-1		Series B -1		Series C-1		Series D-1
	Convertible Redeemable		Convertible Redeemable		Convertible Redeemable		Convertible Redeemable		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Convertible Redeemable
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Securities
Balance at January 1, 2012	4,808,936	$13,003,147	7,942,283	$13,099,993	9,842,219	$23,052,269	25,276,708	$85,254,801	$134,410,210
Accretion of convertible redeemable preferred stock	—	—	—	—	—	1,321,624	—	6,258,002	7,579,626

Balance at December 31, 2012	4,808,936	$13,003,147	7,942,283	$13,099,993	9,842,219	$24,373,893	25,276,708	$91,512,803	$141,989,836

See the accompanying notes to the consolidated financial statements.

Antenna Software, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Year Ended
December 31,
2012

Cash flows from operating activities:

Net loss	$(11,947,505)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	546,432
Depreciation and amortization	3,288,260
Loss on disposal of property and equipment	50,098
Provision for doubtful accounts	180,405
Deferred rent	182,530
Change in operating assets and liabilities
Accounts receivable	964,717
Prepaid expenses and other current assets	622,912
Accounts payable	(237,715)
Accrued expenses and other current liabilities	(2,223,355)
Deferred revenue	(2,377,948)

Net cash used in operating activities	(10,951,169)

Cash flows from investing activities:
Purchases of property and equipment	(1,504,512)
Decrease in other assets	69,270

Net cash used in investing activities	(1,435,242)

Cash flows from financing activities:
Proceeds from bank credit facilities	8,820,459
Proceeds from bank line of credit	2,250,000
Payments of bank credit facilities	(1,258,334)
Payments of bank line of credit	(1,900,000)

Proceeds from exercise of common stock options	130,557

Net cash provided by financing activities	8,042,682

Net decrease in cash and cash equivalents	(4,343,729)

Cash and cash equivalents - beginning of the year	7,784,697

Cash and cash equivalents - end of the year	$3,440,968

Supplemental disclosure of cash and non-cash activities:
Cash paid during the year for interest	$864,296

Cash paid during the year for income taxes	$69,689

Accretion of Series C-1 and D-1 convertible redeemable preferred stock dividend	$7,579,626

See the accompanying notes to the consolidated financial statements.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization and Description of Business

Antenna Software, Inc. (the “Company”) was organized under the laws of the State of Delaware on March 2, 2001. The Company provides hosted and on premise enterprise mobility solutions, serving major corporations with mobile workforce requirements and the need to provide mobile solutions for their customers. Revenues are derived from subscriptions, hosting and maintenance services, term and perpetual software licenses, and professional services.

Liquidity and Business Risks

The Company has an accumulated deficit of approximately $133,671,000 at December 31, 2012 and generated a net loss of approximately $11,948,000 for the year then ended. As discussed in Note 10, on October 9, 2013, the Company entered into an Agreement and Plan of Merger with Pegasystems Inc. and became a wholly owned subsidiary of Pegasystems Inc. on October 10, 2013.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Company’s consolidated financial statements include the accounts of Antenna Software, Inc. and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying footnotes. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results could differ materially from those estimates. Significant estimates include recoverability of long lived assets, fair value of acquired assets, assumptions used in determining stock based compensation, assumptions used in revenue recognition, valuation allowance of deferred income taxes and the useful lives of long lived assets.

Segments

The Company’s chief operating decision maker is its chief executive officer, who reviews financial information and manages operations on a consolidated basis. The Company has determined that it has a single reporting segment.

Revenue Recognition

The Company derives its revenues from: (1) subscription, hosting and maintenance revenues, which are comprised of subscription fees for use of its technology, hosting services and customer support and software maintenance, (2) term and ratable software license agreements, where the customer is licensing for a specified term or where a perpetual license is being recognized ratably over a term; (3) perpetual software license arrangements; and (4) professional services. The Company commences revenue recognition when all of the following conditions are met:

•	There is persuasive evidence of an arrangement;

•	The service or product has been provided to the customer;

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

•	The collection of fees is probable or reasonably assured; and

•	The amount of the fees to be paid by the customer is fixed or determinable.

Subscription / Hosting

The Company’s subscription arrangements provide customers the right to access its hosted software platform and applications. Customers generally do not have the right to take possession, or would incur a significant penalty, of the Company’s software during the hosting arrangement. Subscription and hosting revenues are recognized ratably over the contract terms beginning on the date when the customer can use the technology.

The Company enters into multi-element revenue arrangements, which include subscription and hosting, as well as professional services.

Prior to January 1, 2011, the deliverables in multi-element arrangements were accounted for separately if the delivered elements had stand-alone value and there was objective reliable evidence of fair value (“VSOE”) for the undelivered elements. The Company had determined that it did not have VSOE for hosting or professional services. Accordingly, the total fee arrangement was recognized ratably as a single unit of accounting over the term of the agreement. If an upfront license fee or a set-up fee is charged for hosting, revenue relating to these upfront fee is recognized over the longer of the contract or the estimated time the customer will utilize the technology. The expected life over which the customers will use the technology is 3 to 7 years.

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2009-13, “Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”) which amended the previous multiple-deliverable arrangements accounting guidance. Pursuant to the updated guidance, VSOE of the undelivered elements is no longer required in order to account for elements in a multiple-element arrangement separately. Instead, arrangement consideration is allocated to elements based on, a hierarchy of items, including their relative selling price.

As of January 1, 2011, the Company adopted this updated accounting guidance on a prospective basis. The Company applied this new guidance to any multi-element subscription arrangement entered into or materially modified on or after January 1, 2011.

The change in accounting guidance accelerates the timing of professional services revenue recognition in multiple-element arrangements. For multiple–element arrangements entered into in 2011, the Company recognizes professional services revenues as rendered, using the proportional performance methodology, as a separate unit of accounting. Since adoption of ASU 2009-13, the Company did not have any multi-element subscription arrangements from earlier periods that were materially modified.

Under the updated accounting guidance, in order to treat deliverables in a multiple-element arrangement as separate units of accounting, the elements must have standalone value upon delivery. If the elements have standalone value upon delivery, the Company accounts for each deliverable separately. In determining whether professional services have standalone value, the Company considers the following factors for each professional services agreement: availability of the services from other vendors, the nature of the professional services and the contractual dependence of the subscriptions on the customer’s satisfaction with the professional services work. To date, based on other vendors providing similar services, the Company has concluded that professional services included in multiple-element arrangements executed have standalone value.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

When multiple-arrangements included in an arrangement are separated into different units of accounting, the arrangement consideration is allocated to the identified separate units based on a relative selling price hierarchy. The Company determines the relative selling price for a deliverable based on its vendor-specific objective evidence of selling price (“VSOE”), if available, or its best estimate of selling price (“BESP”), if VSOE is not available. The Company has determined that third-party evidence of selling price is not a practical alternative due to differences in its service offerings compared to other parties and the availability of relevant third-party pricing information. The amount of revenue allocated to delivered items is limited to amounts not contingent on future performance, if applicable.

For certain professional services, the Company has established VSOE as a sufficient number of standalone sales of this deliverable have been priced within a reasonably narrow range. The Company has not established VSOE for its subscriptions due to lack of pricing consistency, the introduction of new services and other factors. Accordingly, the Company uses its BESP to determine the relative selling price.

For subscriptions the Company has developed internal pricing guidelines that provides price quotes for applications offered on a per user/device basis. On annual basis management evaluates the pricing guidelines. This evaluation includes the review of actual historical pricing data, market conditions consideration and the review of pricing strategies and practices. Any necessary pricing modification made to the internal pricing.

For professional services the Company evaluates internal historical professional services pricing data to determine average pricing rates. These averages are utilized to determine ESP for professional services, and are reviewed and updated at least annually.

Professional Services

Single element contracts for services are entered into primarily on either a time-and-materials or fixed-price basis. Revenues related to time-and-materials contracts are recognized as services are performed. Revenues related to fixed price contracts are recognized as the service is performed using the proportional performance method. The Company uses the input (effort expended) method to measure progress towards completion as there is a direct relationship between input and productivity. Provisions for estimated losses, if any, on uncompleted contracts accounted for under the proportional performance method are recorded in the period in which such losses become probable based on current estimates of costs to the completion of the contract.

Revenues related to services performed without a signed agreement or work order are not recognized until there is evidence of an arrangement. The cost related to the performance of such work is recognized in the period the services are rendered and included in cost of revenues.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Software

The Company accounts for its software license contracts in accordance with the provisions of ASC Topic 985-605, Software. Under ASC Topic 985, if the software license agreement does not provide for significant customization of or enhancements to the software, software license revenues are recognized when all the revenue recognition criteria have been met. The Company generally does not customize licensed software. The Company has determined that it does not have VSOE of fair value for software licenses but does have VSOE of fair value for maintenance on perpetual licenses using renewal rates. Accordingly, for agreements involving perpetual software licenses and maintenance, the Company utilizes the residual method to recognize software license revenue and recognizes maintenance revenue ratably over the term of the contract. Revenue from term software licenses and maintenance is recognized on a ratable basis over the term of the agreement.

The Company enters into multi-element arrangements that include software license, maintenance and professional services. The Company has determined that it did not have VSOE of fair value for professional services. The Company recognizes revenue from transactions involving software licenses including maintenance and professional services ratably over the contract term once the software has been delivered and the professional services as well as the maintenance has commenced. When the professional services are completed before the end of the maintenance period, the difference between the remaining deferred revenue and the VSOE of fair value for the remaining maintenance is recognized as revenue and the remaining deferred revenue (based on VSOE) is recognized ratably over the remaining maintenance period.

The Company reviews multiple contracts with the same customer to determine whether or not they should be viewed as one arrangement, pursuant to ASC Topic 605-35.

Other

In agreements where the software license is sold as a perpetual software license but the customer does not take possession as the agreement requires hosting, both the software license and hosting fees are treated as one element and are accounted for as subscriptions over the longer of the length of the agreement or the expected life of the customer. Software license revenue from agreements where the customer takes possession of the software license for an indefinite term but does not require hosting activity is recorded as perpetual software license revenue.

Costs and earnings in excess of billings are classified as unbilled accounts receivable while billings in excess of costs and earnings are classified as deferred revenue where cash has been collected.

Deferred Revenue

The Company defers revenue for billings in advance of revenue recognition. Deferred revenue that is to be recognized beyond one year is recorded as a long term liability.

Cost of Revenues

The primary component of cost of license revenue is amortization of developed technology intangible assets. The primary components of cost of services revenue are personnel cost (salaries and benefits) and the cost of facilities, including those facilities dedicated to specific customers.

Software Development Costs

Software development costs for new software products and for enhancements to existing software products are expensed as incurred until the establishment of technological feasibility. Software

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

development costs incurred subsequent to the establishment of technological feasibility and prior to general release of the product are capitalized and amortized to cost of revenues on a straight-line basis over the estimated useful lives of the related products, generally two to three years. The Company did not capitalize any software development costs in 2012 as no significant costs were incurred as the period between the achievement of technological feasibility and commercialization of the product is typically short.

Stock-Based Compensation

The Company measures all share-based payments, including grants of stock awards, based on the fair value of the stock awards on the grant date and recognizes expense in the Company’s consolidated statement of operations over the period during which the recipient is required to perform service in exchange for the stock awards (generally over the vesting period of the awards). The Company uses the Black-Scholes pricing model to determine the fair values of the stock awards on the grant dates. The Company amortizes the fair values of share-based payments on a straight line basis.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts more likely than not expected to be realized.

The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, based on technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company records any interest or penalties on tax assessments in income tax expense.

Foreign earnings are considered indefinitely invested by the Company thus deferred taxes are not provided on such earnings.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments purchased with remaining maturities of three months or less. The balances at times may exceed federally insured limits.

Concentration of Credit Risks and Significant Customers and Suppliers

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. The Company’s cash and cash equivalents were held by major financial institutions.

Credit risk with respect to accounts receivable is dispersed due to the large number of customers. Collateral is not required for accounts receivable. The Company had one customer that accounted for 15% of total revenues during the year ended December 31, 2012 and two customers that accounted for 24% of trade accounts receivable as of December 31, 2012. The allowance is based upon historical loss patterns, the number of days that billings are past due, and an evaluation of the potential risk of loss associated with delinquent accounts.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The Company accounts for certain financial assets and warrant liabilities at fair value. The Company determines fair value based upon the exit price that would be received upon sale of an asset or transfer of a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. These levels are:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data. Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3: Unobservable inputs are used when little or no market data is available. These inputs reflect the Company’s best estimate about the assumptions that market participants would use in pricing assets and liabilities based upon the best information available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Observable inputs are based on market data obtained from independent sources. As of December 31, 2012, the Company did not have any financial assets or liabilities without observable market values that would require a high level of judgment to determine fair value (Level 3) except for a derivative liability associated with a debt obligation.

The derivative liability is an embedded put option associated with a debt obligation which was recorded on the date of issuance as a derivative liability based on its estimated fair value of approximately $547,000. The fair value of the embedded put option was estimated using inputs such as the probability of occurrence and estimated premium payable upon exercise. The change in the estimated fair value of the embedded put option through December 31, 2012 was immaterial.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment, software, furniture and fixtures are depreciated on the straight-line basis over their estimated useful lives which range from three to seven years.

Leased assets are amortized over the lease term. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Expenditures for maintenance and repairs are charged to expense as incurred.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value.

Goodwill

The Company tests its goodwill for impairment annually, or whenever events or changes in circumstances indicate an impairment may have occurred, by comparing its reporting unit’s carrying value to its implied fair value. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. If the Company determines that an impairment has occurred, it is required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact those judgments in the future and require an adjustment to the recorded balances. The Company tests its goodwill for impairment as of October 31 of each year. At October 31, 2012, goodwill was not impaired.

Other Intangibles

Acquired intangible assets consist of identifiable intangible assets, including customer relationships, developed technology, patents, in-process research and development and trademarks/trade names resulting from the Company’s acquisitions. Acquired intangible assets are recorded at fair value. Intangible assets, other than in process R&D, are amortized on an accelerated or straight-line basis over their estimated useful lives.

Foreign Currency Translation and Transactions

The Company has foreign subsidiaries which enter into transactions in British Pound, Indian Rupee, Australian Dollar, Canadian Dollar, Hong Kong Dollar and the Polish Zloty. The functional currency of all of the Company’s foreign subsidiaries is US dollar. As the functional currency of the Company’s subsidiaries is the U.S. dollar, the financial statements of these subsidiaries are remeasured into U.S. dollars each period, with gains or losses on such remeasurement recorded in the consolidated statement of operations. In remeasurement, financial assets and liabilities are carried at rates of exchange prevailing at the end of the reporting period and non-monetary assets and liabilities, such as property and equipment, are carried at historical rates of exchange in effect when the assets were acquired or liabilities incurred. Revenues and expenses, other than those associated with non-monetary items, are recorded at the rates of exchange prevailing when such transactions occurred; income statement items related to non-monetary items are recorded using the rates of exchange prevailing when such items were originally recorded. Gains and losses arising from foreign currency transactions and remeasurement amounted to a net gain of approximately $260,000 for the year ended December 31, 2012.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3.	Balance Sheet Accounts

Unbilled Accounts Receivable

Included in accounts receivable is unbilled accounts receivable of approximately $1,566,000 at December 31, 2012.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets at December 31, 2012 consisted of the following:

As of
December 31, 2012
Prepaid expenses	$552,457
Tax receivables	625,000

$1,177,457

Property and Equipment

Property and equipment at December 31, 2012 consisted of the following:

		Year Ended
		December 31,
	Useful lives	2012
Furniture & fixtures	7 years	$1,609,674
Leasehold improvements	5 years	501,311
Computer software	3 years	1,130,834
Computer hardware	3 years	3,928,166

		7,169,985
Less: accumulated depreciation		(4,793,452)

		$2,376,533

Depreciation expense approximated $1,191,000 for the year ended December 31, 2012.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Other Intangible Assets

Other intangible assets at December 31, 2012 consisted of the following:

				Weighted
	Gross			Average
	Carrying	Accumulated	Net Carrying	Amortization
	Amount	Amortization	Amount	Period
Intangible assets as of
December 31, 2012:
Customer relationships	$12,402,071	$(7,416,170)	$4,985,901	7.5
Developed technology	4,830,000	(3,539,941)	1,290,059	5
In-process R&D	440,000	—	440,000
Trademarks/tradenames	132,000	(132,000)	—	5

Total	$17,804,071	$(11,088,111)	$6,715,960

Amortization of intangible assets approximated $1,949,000 for the year ended December 31, 2012. As of December 31, 2012, the Company expects amortization expense in future periods to be as follows:

December 31,
2013	$1,892,618
2014	1,550,245
2015	1,179,153
2016	1,091,446
2017	519,479
thereafter	43,019

$6,275,960

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of the net tangible and intangible assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually. There were no impairment charges or additions recorded to goodwill for the year ended December 31, 2012 and goodwill approximated $18,519,000 at December 31, 2012. The Company has recorded cumulative impairment charges in prior years of approximately $14,211,000.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2012 consisted of:

As of
December 31, 2012
Accrued compensation	$1,714,110
Accrued professional costs	103,909
Accrued other taxes payable	702,626
Accrued other liabilities	756,069
Derivative liability	547,000

$3,823,714

4.	Debt

Comerica

On March 30, 2012, the Company established a new credit agreement with Comerica Bank (Comerica) through the execution of the Second Amended and Restated Loan and Security Agreement (the Amended Loan Agreement). The Amended Loan Agreement provided for the borrowing of up to $2,000,000 under a term loan and up to $3,000,000 under a revolving line of credit. According to the terms of the Amended Loan Agreement, amounts available for borrowing under the facility could be used for working capital and general corporate purposes. The terms of the revolving line of credit allow for the Company to use a portion of the available credit for certain credit card services, letters of credit and foreign exchange contracts. In connection with the execution of the Amended Loan Agreement, the Company initially financed $2,000,000 under the term loan, net of issuance costs totaling approximately $33,500, which was used in its entirety to pay off a portion of the amounts due under the previously existing term loans and revolving facility with Comerica. The remaining amounts outstanding under the previously existing term loans and revolving facility with Comerica were repaid from the proceeds received in connection with the Master Lease Agreement executed with Eastward Capital Partners V, L.P. on March 30, 2012. Through December 31, 2012, the Company had not used any of the credit extended for credit card services, letters of credit and foreign exchange contracts. Through December 31, 2012 the Company had taken advances under the revolving line of credit totaling $2,150,000, which remains outstanding in its entirety at December 31, 2012.

Principal borrowings under the term loan bear interest at a variable rate equal to the prime rate of interest (3.25% as of December 31, 2012) plus 1.5% per annum, while principal borrowings under the revolving line of credit bear interest at a variable rate equal to the prime rate of interest (3.25% as of December 31, 2012) plus 2.0% per annum. Interest is payable on the term loan on a monthly basis over the 36 month term of the arrangement starting April 1, 2012. After an interest-only period of 6 months, principal on the term loan is repaid on a monthly basis over a 30 month period starting October 1, 2012. Outstanding principal and all accrued and unpaid interest thereon related to the revolving line of credit is payable on October 31, 2013. As of December 31, 2012, approximately $3,950,000 remains outstanding under the Amended Loan Agreement, which includes the $2,150,000 outstanding under the revolving line of credit.

The Company granted to Comerica a security interest in certain collateral, as defined, which remains in effect until all amounts due under the Amended Loan Agreement are paid and all of the Company’s obligations are satisfied. The security interest granted to Comerica constitutes a valid, first priority perfected security interest in all presently existing and thereafter acquired collateral, as

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

defined. Additionally, the Amended Loan Agreement contains certain covenants around the Company’s obligations with respect to the debt facility, including customary covenants such as those that limit or restrict the Company’s ability to incur or prepay indebtedness, incur certain liens, or make dispositions of assets. Moreover, the Amended Loan Agreement includes certain financial covenants such as: (i) minimum amount of unrestricted cash on deposit balance at Comerica, (ii) maximum amount of cash, cash equivalents and investment accounts held at banks other than Comerica and (iii) maximum amount of assets and properties of certain subsidiaries. The Amended Loan Agreement also contains covenants regarding the furnishing of certain financial information. As of December 31, 2012, the Company had obtained waivers regarding the deadline for covenants as of that date. The Company obtained an extension with respect to the deadline for certain of the covenants after year-end. The Company’s ability to maintain compliance during the 12 months from December 31, 2012 was uncertain. As a result, all amounts due under the Amended Loan Agreement are classified as current in the accompanying consolidated balance sheet as of December 31, 2012.

Eastward

On March 30, 2012, the Company entered into a Master Lease Agreement (the Lease Agreement) with Eastward Capital Partners V, L.P. (Eastward). The Lease Agreement provided for the borrowing of up to $7,000,000. According to the terms of the Lease Agreement, amounts available for borrowing under the facility could be used to finance equipment purchases and for general corporate purposes. The Company borrowed the full amount available under the debt facility on March 30, 2012, net of issuance costs totaling approximately $146,000. Principal borrowings bear interest at a fixed rate of 11.75% per annum. Interest is payable on a monthly basis over the 48 month term of the arrangement starting April 1, 2012. After an interest-only period of 18 months, principal is repaid on a monthly basis over a 30 month period starting October 1, 2013. As of December 31, 2012, approximately $7,000,000 remains outstanding under the Lease Agreement.

In conjunction with the Lease Agreement, the Company issued a warrant to Eastward for the purchase of up to 250,000 shares of its common stock at an exercise price of $1.51 per share. The warrant issued to Eastward was fully exercisable upon grant. The warrant expires at the close of business on the earlier to occur of: (i) ten years from the date of issuance, (ii) the effective date of the Company’s initial public offering of shares of common stock pursuant to an effective registration statement on Form S-1 and (iii) the sale of the Company, whether by merger, consolidation, reorganization, sale of stock, sale of assets or otherwise. The warrant may be exercised on either a physical settlement or net share basis. The fair value of the warrant was estimated using the Black-Scholes-Merton formula and the following variables: $0.30 estimated fair value of common stock, $1.51 exercise price, 2.23% risk-free interest rate, 70% volatility, 0% expected dividend rate and 10 year contractual term. The fair value on the date of grant of the warrant issued to Eastward was immaterial. The Company allocated the net proceeds received with respect to the Eastward debt arrangement among the freestanding financial instruments utilizing the relative fair value method. The amount allocated to the warrant was recorded as a debt discount and will be amortized to interest expense over the contractual term of the debt instrument.

Moreover, the Lease Agreement with Eastward contains an embedded acceleration feature whereby the lender can demand repayment upon a change in control of the Company. The contingent put option was determined not to be clearly and closely related to the debt host instrument. Accordingly, the embedded contingent put option was bifurcated from the host contract and accounted for separately as a derivative instrument. The estimated fair value of the embedded put option was recorded on the date of issuance as a derivative liability based on its estimated fair value of approximately $547,000. The fair value of the embedded put option was estimated using inputs

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

such as the probability of occurrence and estimated premium payable upon exercise. The amount of the embedded put option was recorded as an additional discount to the debt instrument and will be amortized to interest expense over the contractual term. The change in the estimated fair value of the embedded put option through December 31, 2012 was immaterial.

The Company granted to Eastward a security interest in certain collateral, as defined, which remains in effect until all amounts due under the Lease Agreement are paid and all of the Company’s obligations are satisfied. The Lease Agreement ranks subordinate to the Company’s debt arrangements with Comerica; therefore, the security interest granted to Eastward is a second priority security interest. Additionally, the Lease Agreement contains certain covenants around the Company’s obligations with respect to the debt facility, including customary covenants such as those that limit or restrict the Company’s ability to incur or prepay indebtedness, incur certain liens, or make dispositions of assets. The Lease Agreement also contains covenants regarding the furnishing of certain financial information. As of December 31, 2012, the Company was in compliance with all of the covenants included in the Lease Agreement. However, the Company obtained an extension with respect to the deadline for certain of the covenants after year-end. The Company’s ability to maintain compliance during the 12 months from December 31, 2012 was uncertain. As a result, all amounts due under the Lease Agreement are classified as current in the accompanying consolidated balance sheet as of December 31, 2012.

As discussed in Note 10, On October 9, 2013, the Company entered into an Agreement and Plan of Merger with Pegasystems Inc. and became a wholly owned subsidiary of Pegasystems Inc. The Comerica loans and Eastward debt were repaid out of the transaction proceeds.

5.	Related Party Transactions

One significant customer is a preferred stockholder of the Company. Revenue from this customer was approximately $5,525,000 in 2012. Accounts receivable from this customer as of December 31, 2012 was approximately $658,000.

6.	Commitments and Contingencies

The Company leases certain office space, furniture, and equipment under various operating lease agreements expiring through 2021. The office space leases include scheduled base rent increases over the term of the lease. The total amount of rent being charged to operations each year is based on a straight-line method of all payments for base rent due over the term of the lease.

The Company has recorded a deferred rent liability to account for the difference between the actual payments and the straight-line expense, which will reverse in future years when the actual payments will exceed the straight-line expense.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Minimum annual rental commitments on operating leases having an initial or remaining non-cancelable lease term in excess of one year are as follows:

December 31,
2013	1,937,247
2014	1,302,394
2015	1,196,350
2016	996,398
2017	826,500
thereafter	3,361,100

$9,619,989

Rent expense charged to operations amounted to approximately $2,306,000 for the year ended December 31, 2012.

The Company is, from time-to-time, party to litigation arising in the normal course of its business. Management believes that none of these actions will have a material effect on the consolidated financial position or results of operations of the Company.

The Company has a 401(k) plan covering all eligible employees in the United States. The Company is not required to contribute to the plan and has not made contributions through December 31, 2012.

7.	Convertible Redeemable Preferred Stock

The Company’s convertible redeemable preferred stock as of December 31, 2012 is as follows:

		Shares
	Shares	Issued and
	Authorized	Outstanding
Series A-1	4,808,936	4,808,936
Series B-1	7,965,020	7,942,283
Series C-1	9,842,219	9,842,219
Series D-1	25,276,708	25,276,708

There were no authorizations or issuances of preferred stock in 2012.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Par Value

Series A-1, Series B-1, Series C-1 and Series D-1 preferred stock have a par value of $0.001.

Voting Rights

The holders of the Series A-1, Series B-1, Series C-1 and Series D-1 are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Liquidation Preference

In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series C-1 and Series D-1 shall be entitled to receive, in preference and priority to any distribution of assets or surplus of funds of the Company, holders of other series of preferred stock and common stock, the greater of i) $1.649399 per share of Series C-1 and $3.005648 per share of Series D-1, plus accrued dividends or ii) such amount as would have been payable had each share converted into common stock.

In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series A-1 and Series B-1 preferred stock (and, if the above provision shall have ceased to be of any force or effect, the Series C-1 and Series D-1) shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to holders of common stock, the greater of (i) $2.703955 and $1.649399 per share, respectively (adjusted for any stock splits, stock dividends or recapitalizations), plus all declared but unpaid dividends or (ii) such amount as would have been payable had each such share been converted into common stock.

After completion of a fiscal year in which the Company’s annual revenues exceed $60 million, the Series C-1 and Series D-1 will rank pari passu with the Series A-1 and Series B-1 preferred stock provisions. The liquidation preference of the Series C-1 as of December 31, 2012 was approximately $24,374,000, including accrued dividends of approximately $8,141,000. The liquidation preference of the Series D-1 as of December 31, 2012 was approximately $91,513,000, including accrued dividends of approximately $15,742,000. The liquidation preference of the Series A-1 is approximately $13,003,000, and the liquidation preference of the Series B-1 is approximately $13,100,000. Any amount remaining after the payment of the liquidation amount will be paid to the common stock holders.

Dividends

The Series C-1 and Series D-1 carry an annual 8% cumulative dividend payable in preference and priority to any payment of any dividend on any other series of preferred or common stock, payable upon a liquidation event or redemption. The Series C-1 and Series D-1 holders will participate pro rata in any dividends and other distributions paid on the common stock on an as-if converted basis.

During 2012 the Company accreted preferred stock dividends of approximately $7,424,000 and in connection with the $0.13195192 and $0.24045184 per share cumulative dividend redemption feature associated with the Series C-1 and Series D-1 Preferred Stock. Such unpaid dividends first reduce additional paid-in capital to the extent available and then are reported as an increase in the Company’s accumulated deficit. During 2012 the Company also accreted costs incurred related to the costs to issue preferred stock of approximately $155,000.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

No dividends or other distributions shall be made with respect to common or any other series of stock, until all accrued dividends on the Series C-1 and Series D-1 have been paid.

In the event that a dividend or distribution is declared or paid on any share of common stock, no such dividend or distribution shall be declared or paid unless an equivalent dividend or distribution is paid on the respective preferred stock classes (on an as converted to common stock basis) on a pro rata basis, prior to the payment of the dividend or distribution on the common stock.

Redemption

At any time after January 1, 2016, but within ninety days after a request from the holders of a majority of the shares of the Series D-1, Series C-1, Series B-1 and Series A-1 acting together as a single class, that all or a specified percentage of such shares of Preferred Stock be redeemed, the Series A-1, Series B-1, Series C-1 and Series D-1 may be redeemed at the option of the holder.

Series C-1 and Series D-1 shall be redeemed for $1.649399 and $3.005648 per share respectively, (adjusted for any stock splits, stock dividends or recapitalizations) plus the accrued dividends and any declared but unpaid dividends and before any payments would be made to the Series A-1 and Series B-1 and common stockholders. Series A-1 and Series B-1 shall be redeemed for $2.703955 and $1.649399 per share respectively (adjusted for any stock splits, stock dividends or recapitalizations) plus any declared but unpaid dividends, before any payments would be made to the common stockholders.

Conversion

Each share of preferred stock is convertible at the option of the holder at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date. The Series A-1, Series B-1, Series C-1 and Series D-1 are convertible into shares of common stock on a one-for-one basis, subject to conversion price adjustments for certain dilutive stock issuances; and stock splits. The Series A-1, Series B-1, Series C-1 and Series D-1 will automatically convert to common stock in the event the Company underwrites an initial public offering at a price not less than $4.50 per share and proceeds of not less than $25 million. In addition, in the event of a qualified financing, as defined, if a preferred stock holder does not participate fully in such financing by purchasing at least its pro rata portion, then the preferred stock will be mandatorily converted into common stock at the effective conversion ratio.

8.	Stock-Based Compensation

The Company adopted the 1999 Stock Plan (the “Plan”) (as subsequently amended). Options granted under the Plan may be incentive stock options or nonqualified stock options. Stock purchase rights may also be granted under the Plan. Incentive stock options may only be granted to employees. The Board of Directors determines the period over which options become exercisable. Options usually vest over four years but no more than 10 years after the grant date and five years from the date of the grant in the case of incentive stock options where the employee owns more than 10% of the combined voting power of all classes of stock. In the case of nonqualified options, awards and authorizations to purchase, the exercise/purchase price may be less than the fair market value of common stock at the time of the grant as determined by the Board of Directors, but not less than the minimum legal consideration under the laws of any jurisdiction in which the Company is organized.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The exercise price of incentive stock options shall not be less than the fair value of common stock as determined by the Board of Directors. If an individual owns stock representing more than 10% of the total combined voting power of all classes of stock, the price of each share shall be at least 110% of the fair market value, as determined by the Board of Directors.

In 2010, the Company adopted the 2010 Stock Plan, under which 2,000,000 shares (as subsequently amended) of the Company’s common stock are reserved for issuance to employees, directors and consultants. This plan is essentially equivalent to the 1999 Stock Plan, but with a more recent adoption date to allow the ability to continue to grant incentive stock options. The 2010 Stock Plan allows for the issuance of restricted stock.

The Black-Scholes option pricing model was used to estimate the fair value of the options issued and calculate the related expense. The following weighted average assumptions were used in the valuation and no dividends were assumed:

Year Ended
December 31,
2012
Volatility	58%
Expected dividend yield	0%
Risk -free rate	0.99%
Expected term (in years)	6.0
Forfeiture rate	13.20%

Expected volatility was calculated using the average historic volatilities from similar public entities.

The expected option term for each grant is determined based on the historical exercise behavior of employees and post-vesting employment termination behavior. The risk-free rate for periods within the expected life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant. We have not paid and do not anticipate paying cash dividends on our shares of common stock; therefore, the expected dividend yield is assumed to be zero. We also recognize compensation expense for only the portion of options that are expected to vest. Accordingly, we have estimated expected forfeitures of stock options based on our historical forfeiture rate, adjusted for known trends, and used these rates in developing a future forfeiture rate. If our actual forfeiture rate varies from our historical rates and estimates, additional adjustments to compensation expense may be required in future periods. The assumptions used in the Black-Scholes option valuation model are subjective, particularly as to stock price volatility of the underlying stock, and can materially affect the resulting valuation.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A summary of changes in the stock options outstanding in the plans for the year ended December 31, 2012 is as follows:

		Weighted
	Number of Options	Average Price
Options outstanding, beginning of year	8,235,017	$0.51
Options granted	315,750	1.51
Options exercised	(652,777)	0.20
Options cancelled	(1,593,558)	0.56

Options outstanding, end of year	6,304,432	$0.57

The weighted average grant date fair value of option grants was $0.05 for the year ended December 31, 2012, as the option grant exercise prices were deemed to be in excess of the fair value of the underlying common stock. The weighted average remaining life of the options outstanding at December 31, 2012 was 5 years.

The amount of unamortized compensation related to outstanding options as at December 31, 2012 was $222,000.

In 2011, the Company issued 734,000 shares of restricted stock which vest at 50% one year from the vesting date, 25% at year two from the stated vesting date and the remaining 25% at year three of the stated vesting date. The awards had a grant date fair value of $1.02. During 2012, 317,000 of these restricted stock awards vested and 100,000 were forfeited. During 2012, the Company issued 250,000 shares of restricted stock which vest at 50% two years from the vesting date, 25% at year three from the stated vesting date and the remaining 25% at year four of the stated vesting date. These awards had a weighted average grant date fair value of $.30.

The amount of unrecognized compensation related to restricted stock awards at December 31, 2012 was approximately $249,000.

Stock-based compensation expense was approximately $546,000 for the year ended December 31, 2012. Included in the 2012 stock-based compensation was approximately $275,000 related to restricted stock grants. The Company did not recognize a tax benefit from stock-based compensation because the Company considers it more likely than not that the related deferred tax assets which have been reduced by a full valuation allowance, will not be realized.

9.	Income Taxes

The Company’s geographical breakdown of its loss before benefit from income taxes is as follows:

Year Ended
December 31,
2012
Domestic	$(1,029,352)
Foreign	(11,140,268)

Loss before provision for income taxes	$(12,169,620)

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The components of the benefit from income taxes are as follows:

Year Ended
December 31,
2012
Current:
Federal	$—
State	—
Foreign	84,348

Total current	84,348

Deferred:
Federal	—
State (valuation allowance release)	(306,463)
Foreign	—

Total deferred	(306,463)

Benefit from income taxes	$(222,115)

A reconciliation of income tax benefit at the federal statutory rate to the Company’s benefit from income taxes is as follows:

Year Ended
December 31,
2012
Tax expense (benefit) at federal statutory rate	$(4,259,367)
State taxes, net of federal benefit	(199,201)
Foreign rate differential	1,687,614
Permanent differences	313,171
Change in valuation allowance, net	1,802,466
Other	433,202

Benefit from income taxes	$(222,115)

The Company participates in the New Jersey Technology Business Tax Certificate Program which enables it to sell unused New Jersey State net operating loss carryforwards. During 2012 the Company received approval from the State of New Jersey to sell net operating loss carryforwards and/or research and development credits and management of the Company concluded it was more likely than not the related net deferred tax asset would be realized. Such sale of approximately $1,887,000 in net operating loss carryforwards was completed in 2012 and net proceeds of approximately $306,000 were received in 2012. This amount is included in the consolidated statement of operations for the year ended December 31, 2012.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company is also able to apply for U.K. research and development expense reimbursement and has recognized for the year ended December 31, 2011 an income tax benefit of approximately $625,000 it anticipates receiving upon the filing of its claim in 2013. This amount is included in prepaid expenses and other current assets in the consolidated balance sheet.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities for the periods presented:

Net operating loss carryforwards:
Federal	21,841,718
Foreign	10,491,338
State	643,455
Basis difference in intangibles	(2,668,065)
Deferred revenue	2,441,930
Temporary unrecognized tax benefits	422,980
Other	405,799

Total net deferred tax assets	33,579,155
Less: valuation allowance	(33,579,155)

Net deferred tax assets	$0

Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Based upon the weight of available evidence, which includes the Company’s historical operating performance and the recorded cumulative net losses in all prior fiscal periods, the Company has provided a full valuation allowance against significantly all its U.S. deferred tax assets and foreign deferred tax assets. The Company’s valuation allowance increased by approximately $1,800,000 in the year ended December 31, 2012.

At December 31, 2012, the Company had U.S. federal, state and foreign net operating loss carryforwards of approximately $71,000,000, $12,000,000 and $60,000,000, respectively. The U.S. federal net operating loss carryforwards will expire at various dates beginning in 2020 through 2032 if not utilized. State net operating loss carryforwards will expire at various dates beginning in 2013 through 2032 if not utilized. Foreign net operating loss carryforwards, if not utilized, will expire at various dates beginning in 2029 through perpetuity.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state and foreign provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. The Company believes an ownership change, as defined under Section 382 of the Internal Revenue Code existed in prior years and, has undertaken a review of the possible impact of such change on the availability of its net operating loss carryforwards. Net operating loss carryforwards of acquired subsidiaries are also subject to limitation under Section 382 of the Internal Revenue Code.

Antenna Software, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The components of the Company’s unrecognized tax benefits (“UTBs”) are substantially comprised of deferred tax assets which are subject to a full valuation allowance. If the Company prevails in matters for which either a receivable or a liability for a UTB has been established and is required to pay an amount or utilize NOLs to settle a tax liability, or estimates regarding a UTB change as a result in changes in facts and circumstances, the Company’s effective tax rate in a given financial reporting period may be affected.

A reconciliation of the beginning and ending amount of UTBs from uncertain tax positions for the year ended December 31, 2012, is as follows:

Year Ended
December 31,
2012
Balance at January 1	$6,325,794
Additions based on tax positions taken during a prior year	305,000
Reductions based on tax positions taken during a prior year	(291,584)
Additions based on tax positions taken during the current year	—
Reductions based on tax positions taken during the current year	(385,751)

Balance at December 31	$5,953,459

The Company anticipates that its UTB’s will remain relatively constant during the next twelve months. For the year ended December 31, 2012, interest and penalties in tax expense were not significant.

The Company’s material tax jurisdictions are the United States, New Jersey and foreign jurisdictions, which remain open to examination by appropriate governmental agencies for tax years 2009 to 2012, 2008 to 2012 and 2005 to 2012, respectively. The federal, state and foreign taxing authorities may choose to audit tax returns for tax years beyond the statute of limitation period due to significant tax attribute carryforwards from prior years, making adjustments only to carry forward attributes. The Company is presently not under audit in any jurisdiction other than India.

10.	Subsequent Events

On August 23, 2013 the Company established a $3,000,000 bridge financing agreement with certain members of the Series D-1 investment group.

On October 9, 2013, the Company and Pegasystems Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, on October 10, 2013 the Company became a wholly owned subsidiary of Pegasystems and the issued and outstanding capital stock of Antenna was cancelled and converted into the right to receive $27,700,000, from which the payment of indebtedness, management bonuses and transaction expenses was made. The consideration was paid to the former stockholders of Antenna in accordance with the terms of the Merger Agreement and is subject to customary post-closing adjustment based on net working capital. Of the consideration, 15% will be held in escrow for an 18-month period after the closing to secure the rights of indemnity provided under the terms of the Merger Agreement, with half of the escrow eligible to be released after 12 months.